Exhibit 10.1

AMENDMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT (the “Agreement”) is made as of April 1, 2009, by and among IA Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Taicom Securities Co., Ltd. (“Taicom”), a corporation registered and existing under the laws of Japan and ArqueMax Ventures, LLC, a California Limited Liability Company or Michael Ning or his assignees (collectively herein referred to as “AMV”).

P r e l i m i n a r y    S t a t e m e n t s

A.       The Company acquired 1,389,750 Class B Shares of Taicom Securities Co Ltd (“Taicom”) (the “Taicom Preferred Shares”) which Taicom Preferred Shares equal to 20% of the outstanding Class B equity interests of Taicom on a fully-diluted basis, in exchange for 26,000,000 shares of the Company’s common stock, par value US$.01 per share (the “IAO Common Stock”), which IAO Common Stock equal to 13% of the outstanding equity interests of the Company on a fully-diluted basis on June 3, 2008.

B.         The Company and Taicom signed an Amendment to Share Exchange Agreement on December 12, 2008.

C.         The Company and Taicom desire to amend the Share Purchase Agreement with Taicom dated June 3, 2008 and the Amendment to Share Exchange Agreement dated December 12, 2008.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

AGREEMENT

1.	RETURN OF TAICOM PREFERRED SHARES FOR CASH

Pursuant to the Amendment to Share Exchange Agreement dated December 12, 2008, the Company has returned the following Taicom Preferred Shares in exchange for the following sums of monies paid by Taicom in accordance with the following schedule:

Monies Paid by Taicom	Date	Number of Shares Returned to Taicom by Company
$130,000	12/12/2008	302,100 shares
$50,000	2/2/2009	116,192 shares
$41,000	4/1/2009	95,278 shares
$221,000		513,570 shares

2.	PRIVATE PLACEMENT OR RETURN OF TAICOM SHARES

Pursuant to the Amendment to Share Exchange Agreement dated December 12, 2008, Taicom is obligated to pay Company an additional $169,000 in exchange for returning an additional 392,730 shares of Taicom Preferred Class B stock (“Remaining Shares”). This Amendment to Share Exchange Agreement seeks to amend the buyback of such Remaining Shares in accordance with the following three tranches:

On or about April 7, 2009, AMV shall pay Company a sum of $140,000 in return for shares of IA Global, Inc., Preferred Stock;

On or about April 15, 2009, AMV shall pay Company a sum of $67,000 in return for shares of IA Global, Inc., Preferred Stock; and

On or about April 30, 2009, AMV shall pay Company a sum of $110,000 in return for shares of IA Global Inc., Preferred Stock.

The parties agree and understand that such three tranches are independent of each other and that payment or non-payment of one or more tranches is not dependent on the payment or non-payment of any one or more of the other tranches.

2a.       Conversion or Return of Taicom Preferred Shares. At AMV’s sole discretion, AMV may either (1) convert some or all of its IA Global, Inc. Preferred Stock into 12,800,000 shares of IAO Common Stock pro rata at $0.025 per share; or (2) exchange IA Global, Inc. Preferred Stock for 971,458 shares of Taicom Preferred Class B stock owned by IA Global pro rata.

2b.       Not withstanding the foregoing, in the event any one or more of the following should occur –

(i)         Company should get delisted from NYSE AMEX; or

(ii)        the Company shall be unsuccessful in securing a supportive shareholder vote in favor of all of the provisions contained in the Services Agreement dated April 1, 2009 between the Company and AMV; or

(iii)       Company or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or

(iv)       there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action of a nature referred to herein that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or

(v)        there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(vi)       the Company or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above; or

(vii)      the Company or any of its subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then

Company shall automatically return 971,458, shares of Taicom Preferred Class B stock to AMV and neither Taicom nor AMV shall have any further obligations to Company with respect to the matters contained herein. Should the Company be able to return approximately 876,180 shares of Taicom Preferred Class B stock to AMV, then the Company shall return another $50,000 cash to AMV or 2,000,000 shares of IAO Common Stock.

With respect to the matters set forth herein, this Amendment to Share Exchange Agreement dated April 1, 2009 together with the Share Exchange Agreement dated June 3, 2008 represent the entire agreements of the Company and Taicom. Except as expressly amended by this Amendment to the Share Exchange Agreement dated April 1, 2009, the parties expressly agree and acknowledge that the terms and conditions set forth in the Share Exchange Agreement dated June 3, 2008 remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

THE COMPANY:

IA Global, Inc.

By:  /s/ Derek Schneideman

Name:  Derek Schneideman

Title:  Chief Executive Officer

Taicom Securities Co., Ltd.

By:  /s/ Katsunobu Yoshida

Name:  Katsunobu Yoshida

Title:  General Representative

ArqueMax Ventures, LLC

By:  /s/ Michael C. Ning

Name:  Michael C. Ning

Title:  Promoter